UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2011

The KEYW Holding Corporation
(Exact name of registrant as specified in its charter)

Maryland	001-34891	27-1594952
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1334 Ashton Road, Suite A
Hanover, MD  21076
(Address of Principal Executive Offices) (Zip Code)

(443) 270-5300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On July 27, 2011, The KEYW Corporation entered into a definitive agreement to acquire Flight Landata, Inc. (“FLD”) (flightlandata.com).  FLD is a highly regarded, privately-held provider of agile airborne Intelligence Surveillance and Reconnaissance (ISR) solutions and Micro Terrain Intelligence to the U.S. Defense Department and the Warfighter.  The transaction is expected to close in early August 2011, subject to customary closing conditions.

The terms of the definitive agreement provide for the merger of a wholly-owned subsidiary of KEYW with and into FLD for all cash consideration of $30.0 million.  The purchase price is subject to post-closing adjustments, including working capital and other adjustments, as of the closing date.  Each of the parties to the agreement has made customary representations and warranties and agreed to certain indemnification obligations.  KEYW expects that the acquisition will be accretive, subject to a final purchase price accounting analysis.

A copy of the press release announcing the signing of the definitive agreement, dated July 28, 2011, is attached hereto as Exhibit 99.1.

Exhibit No.	Description

99.1	Press Release, dated July 28, 2011 announcing that KEYW is to acquire Flight Landata, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The KEYW Holding Corporation

Date: July 28, 2011	By:	/s/ Leonard E. Moodispaw
	Name:	Leonard E. Moodispaw
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated July 28, 2011 announcing that KEYW is to acquire Flight Landata, Inc.